Exhibit 99.1
FOR IMMEDIATE RELEASE
Service Properties Trust Announces Third Quarter 2026 Results
Updated Investor Presentation Available on Company Website

Newton, MA (November 4, 2026). Service Properties Trust (Nasdaq: SVC) today announced its financial results for the quarter ended September 30, 2026, which can be found at the Quarterly Results section of SVC’s website at https://www.svcreit.com/investors/financial-information/default.aspx. SVC also posted an updated investor presentation to its website.
A conference call to discuss SVC’s third quarter results will be held on Thursday, November 5, 2026 at 10:00 a.m. Eastern Time. The conference call may be accessed by dialing (877) 329-3720 or (412) 317-5434 (if calling from outside the United States and Canada); a pass code is not required. A replay will be available for one week by dialing (855) 669-9658; the replay pass code is 9615479. A live audio webcast of the conference call will also be available in a listen only mode on SVC’s website, at www.svcreit.com. The archived webcast will be available for replay on SVC’s website after the call. The transcription, recording and retransmission in any way of SVC’s third quarter conference call are strictly prohibited without the prior written consent of SVC.
About Service Properties Trust:
SVC is a real estate investment trust with $9.6 billion invested in two asset categories: service-focused retail net lease properties and hotels. As of September 30, 2026, SVC owned 740 service-focused retail net lease properties with over 13.5 million square feet throughout the United States and 87 hotels with approximately 20,000 guest rooms throughout the United States, including Puerto Rico, and Canada. SVC is managed by The RMR Group (Nasdaq: RMR), a leading U.S. alternative asset management company with approximately $37 billion in assets under management as of September 30, 2026, and 40 years of institutional experience in buying, selling, financing and operating commercial real estate. SVC is headquartered in Newton, MA. For more information, visit www.svcreit.com.

Contact:
Kevin Barry, Senior Director, Investor Relations
(617) 796-8232

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A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the Nasdaq.
No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.